Exhibit 99.1

Catalyst Pharmaceuticals Announces Issuance of Mandate by the U.S. Court of Appeals for the 11th Circuit Directing the District Court Judge in Catalyst’s Lawsuit Against the FDA to Grant Summary Judgement in Favor of Catalyst

CORAL GABLES, Fla., Jan. 28, 2022 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq: CPRX), a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing, and commercializing novel high-quality medicines for patients living with rare diseases, today reported that the U.S. Court of Appeals for the 11th Circuit has issued a mandate directing the District Court that heard Catalyst’s claim against the FDA to enter summary judgment in favor of Catalyst in its lawsuit against the FDA, thereby vacating the FDA’s approval of Ruzurgi® (Jacobus Pharmaceutical Company’s amifampridine product).

Patrick J. McEnany, Catalyst’s Chairman and CEO stated: “Catalyst’s priority has always been, and will continue to be, to put patients’ needs first, and we are well prepared to address their questions and do everything we can to ensure that ALL LEMS patients continue with uninterrupted access to amifampridine for treating their LEMS condition, whether through commercial access or compassionate use access for those who qualify. Our patient-focused Catalyst Pathways® team stands ready to provide information to patients currently being treated with Ruzurgi® on how best to transition to FIRDAPSE®.”

Information for Prescribers and Patients is available at 1-833-422-8259 and www.yourcatalystpathways.com.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing, and commercializing novel high-quality medicines for patients living with rare diseases. With exceptional patient focus, Catalyst is committed to developing a robust pipeline of cutting-edge, first- or best-in-class medicines for other rare diseases. Catalyst’s New Drug Application for FIRDAPSE® (amifampridine) Tablets 10 mg for the treatment of adults with Lambert-Eaton myasthenic syndrome (“LEMS”) was approved in 2018 by the U.S. Food & Drug Administration (“FDA”), and FIRDAPSE is commercially available in the United States as a treatment for adults with LEMS. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE® for the treatment of adult patients in Canada with LEMS.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Jacobus will appeal the ruling of the U.S. Court of Appeals for the 11th Circuit to the U.S. Supreme Court, and whether the Supreme Court will agree to hear the appeal, (ii) now that the mandate has been issued, when the District Court will enter summary judgment in favor of Catalyst in its lawsuit against the FDA, and (iii) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2020 and Catalyst’s other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals Inc.

Investor Contact

Mary Coleman

Catalyst Pharmaceuticals, Inc.

mcoleman@catalystpharma.com

Media Contact

David Schull

Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com